UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 25, 2005

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Through special purpose subsidiaries (the "Special Purpose Subsidiaries"), we own leasehold interests in two Holiday Inn hotels located in Lawrence and Manhattan, Kansas. These properties are financed through separate industrial revenue bonds ("IRBs") that contain cross- collateralization and cross-default provisions. As of June 30, 2005, the principal balance of the IRBs was $10.1 million in the aggregate. The IRBs are non recourse to Lodgian, Inc. and the Special Purpose Subsidiaries, except for certain limited guaranties (the "Limited Guaranties") given by one of our other subsidiaries, Servico, Inc. (Guarantor"), in the aggregate amount of approximately $1.4 million. The IRBs originally were issued to provide acquisition and development funding to the prior owners and the IRBs were assumed by the Special Purpose Subsidiaries upon their acquisition of the projects.

In March 2005, we notified JPMorgan Chase Bank, National Association, the trustee of the IRBs, (the "Trustee"), that we would not continue to make debt service payments on the IRBs due to a number of reasons including our belief that the fair market value of the hotels was substantially less than the outstanding balance under the IRBs. Additionally, we asserted that Guarantor had satisfied its payment obligations under the Limited Guaranties by virtue of having made payments to the Trustee in prior years to cover debt service on the IRBs in excess of the liability limit under the Limited Guaranties.

On July 26, 2005, we reached a tentative settlement with the Trustee and an ad hoc committee of the IRB bondholders (the "Committee"). The Trustee has indicated that it is authorized to enter into the settlement on behalf of all bondholders based upon the Committee’s approval. We have just commenced the process of negotiating the definitive settlement agreements. Under the terms of the proposed settlement, the Special Purpose Subsidiaries will convey their rights and interests in the hotels to the Trustee or its nominee by deed-in-lieu of foreclosure or a "consensual" foreclosure and pay to the Trustee for the benefit of the bondholders the sum of $500,000 in exchange for a full release of all claims, including any claims related to the Limited Guaranties. Lodgian will also agree to immediately list the hotels for sale and cooperate with the Trustee in the sale process. It is anticipated that the conveyance of the hotels would occur contemporaneously with the closing of the sale of the hotels to a third party buyer and Lodgian would continue to manage the hotels in the interim. Further, the Trustee has agreed to cause a purchaser of the properties to assume or satisfy certain promissory notes executed by Lodgian for unpaid real estate taxes from 2001 in both of the jurisdictions. As of June 30, 2005, the aggregate amount of principal and interest on these promissory notes was approximately $312,000.

On July 25, 2005, we received a Notice of Event of Default and Acceleration from the Trustee relating to the IRBs. We have been advised by the Trustee’s counsel that the declaration of event of default and acceleration of the IRBs was a prerequisite for enabling the Trustee to enter into a compromise settlement on behalf of the bondholders with the proper authority. Thus, we believe that this declaration of event of default and acceleration will have no adverse effect on the tentative settlement agreement reached with the Trustee and the Committee. However, in the event Lodgian is unable to enter into definitive settlement agreements with the Trustee, the Trustee would be able to proceed with a judicial foreclosure sale of the properties pursuant to the requirements of Kansas law.

The tentative settlement agreement reached on July 26, 2005 is subject to formal documentation. We cannot guarantee that a final settlement agreement will be reached or that, if reached, it will be on substantially the terms described above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

July 29, 2005	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary